UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 30, 2026

OCCIDENTAL PETROLEUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9210	95-4035997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Greenway Plaza, Suite 110 Houston, Texas (Address of Principal Executive Offices)	77046 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 215-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.20 par value	OXY	New York Stock Exchange
Warrants to Purchase Common Stock, $0.20 par value	OXY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2026, Vicki Hollub, President and Chief Executive Officer (“CEO”) of Occidental Petroleum Corporation (“Occidental”), informed the Board of Directors of Occidental (the “Board”) of her decision to retire, effective as of June 1, 2026 (the “Transition Date”).  The Executive Compensation Committee of the Board determined that Ms. Hollub’s retirement as President and CEO will be treated as an eligible retirement under Occidental’s Retirement Policy (the “Retirement Policy”), and as provided in the Retirement Policy, Ms. Hollub and Occidental will enter into a separation and release agreement pursuant to which Ms. Hollub will receive the retirement benefits set forth in the Retirement Policy. Following her retirement as President and CEO, Ms. Hollub, who was elected as a member of the Board at Occidental’s 2026 Annual Meeting of Shareholders, will continue to serve as a member of the Board.

On April 30, 2026, as part of its management succession planning, the Board unanimously approved the appointment of Richard A. Jackson, 50, as Occidental’s President and CEO and as a member of the Board, in each case effective as of the Transition Date.

Mr. Jackson has over 25 years of experience in the oil and gas industry, holding a variety of technical and leadership roles. Mr. Jackson joined Occidental in 2003 and has served as Occidental’s Senior Vice President and Chief Operating Officer since October 2025. Mr. Jackson’s previous positions at Occidental include Senior Vice President and President of Operations for U.S. Onshore Resources and Carbon Management from October 2020 to October 2025.

In connection with his promotion to the position of President and CEO, Mr. Jackson’s base salary will be increased to $1,400,000 per year and his target annual cash incentive award will be increased to 150% of base salary, each effective on or about the Transition Date. Mr. Jackson will also receive a grant of restricted stock units valued at $6,000,000, which will vest in equal annual installments over a three-year period subject to Mr. Jackson’s continued service through the applicable vesting dates.

Mr. Jackson does not have any family relationships with any director, executive officer or person nominated or chosen to become a director or executive officer of Occidental, and there are no arrangements or understandings between Mr. Jackson and any other person pursuant to which he was selected as a director or appointed as an officer of Occidental. There are no related party transactions involving Mr. Jackson that are reportable under Item 404(a) of Regulation S-K.

Item 5.07     Submission of Matters to a Vote of Security Holders.

Occidental held its 2026 Annual Meeting of Shareholders on May 1, 2026 (the “2026 Annual Meeting”). The following actions were taken at the 2026 Annual Meeting, for which proxies were solicited pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the final number of votes cast for or against, and abstentions and broker non-votes, as applicable, for each matter are set forth below.

1.	The ten nominees proposed by the Board were elected by Occidental’s shareholders by the following votes:

Nominee	For	% For	Against	Abstain	Broker Non-Votes
Vicky A. Bailey	701,817,615	97.52%	17,880,864	752,120	116,147,017
Andrew Gould	708,849,734	98.49%	10,856,879	743,986	116,147,017
Carlos M. Gutierrez	699,127,005	97.14%	20,574,299	749,295	116,147,017
Vicki Hollub	709,192,695	98.53%	10,579,265	678,639	116,147,017
William R. Klesse	703,585,193	97.76%	16,098,131	767,275	116,147,017
Jack B. Moore	707,868,416	98.36%	11,801,864	780,319	116,147,017
Claire O’Neill	711,252,493	98.83%	8,442,677	755,429	116,147,017
Avedick B. Poladian	695,640,197	96.66%	24,009,671	800,731	116,147,017
Kenneth B. Robinson	709,794,523	98.62%	9,903,206	752,870	116,147,017
Robert M. Shearer	713,765,531	99.18%	5,922,115	762,953	116,147,017

2.	The advisory vote to approve named executive officer compensation was approved by Occidental’s shareholders by the following vote:

For	679,690,815	94.34%
Against	38,852,814	5.40%
Abstain	1,906,970	0.26%
Broker Non-Votes	116,147,017

3.	The ratification of the selection of KPMG as Occidental’s independent auditor for the year ending December 31, 2026 was approved by Occidental’s shareholders by the following vote:

For	817,350,114	97.70%
Against	17,887,435	2.14%
Abstain	1,360,067	0.16%

Item 7.01     Regulation FD Disclosure.

On May 1, 2026, Occidental issued a press release with respect to the management changes described above. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of Occidental under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01          Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description
99.1	Press Release, dated May 1, 2026, issued by Occidental.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCIDENTAL PETROLEUM CORPORATION

May 4, 2026	By:	/s/ Nicole E. Clark
		Name:	Nicole E. Clark
		Title:	Vice President, Chief Compliance Officer and Corporate Secretary